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                                 EXHIBIT 01-8K.3

FOR IMMEDIATE RELEASE:     March 26, 2001

CONTACTS:
Stephen R. Roark                                Carl Thompson
President and Chief Financial Officer           Chief Executive Officer
Stan Politano                                   Carl Thompson Associates
Vice President                                  800-959-9677
Black Hawk Gaming & Development Co., Inc.
303-582-1117

                      BLACK HAWK GAMING AND DEVELOPMENT CO.
                   ANNOUNCES JACOB'S OFFER DEADLINE WITHDRAWN

         Black Hawk, Colorado--Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK) announced today that Jeffrey P. Jacobs will not withdraw his offer on March 26, 2001; however, he retains the right to withdraw it at any time.

         On February 27, 2001, the Company announced that Jeffrey P. Jacobs, the Company's CEO and Chairman of the Board, proposed a transaction to purchase all of the shares of the Company's common stock that he or his affiliates do not currently own, for $11.00 per share in cash. On that same day, the Company appointed a Special Committee to employ independent legal counsel and a financial advisor to assist it in analyzing the offer and negotiating with Mr. Jacobs.

         The Special Committee continues to work diligently with its legal counsel and with Robertson Stephens, Inc., its financial advisor, in evaluating Mr. Jacobs' offer and in taking such other actions as are necessary to fulfill the Committee's fiduciary duties.

NOTE: News releases and other information about Black Hawk Gaming & Development are available at http://www.bhwk.com